Exhibit 99.1

MEADWESTVACO CORPORATION
Notice of Grant Award	ID: 31-1797999
and Award Agreement	ONE HIGH RIDGE PARK
STAMFORD, CT 06905

Insert name of employee	Award Number:
Plan:
ID:

On February 22, 2005, you were granted an award of              shares of MeadWestvaco Corporation (the “Company”) common stock, which represents a target equity award assuming certain performance levels by the Company. These shares are restricted and will become fully vested upon the third anniversary of the award date, subject to the Company’s satisfactory completion of performance objectives designated by the Compensation and Organization Development Committee (the Committee) of the Board of Directors of the Company.

The current total value of the award is $                        .

The award is subject to the following restrictions:

1.	Certificate Delivery: You will not be entitled to receive delivery of a certificate for any restricted stock award until the expiration of the vesting period. However, your grant of restricted stock shall be evidenced by this written agreement setting forth the terms and conditions attached to such grant as described below.

2.	Automatic Forfeiture: Your award of restricted stock will automatically be forfeited under the following circumstances:

a.	Your employment is terminated for “gross misconduct.” Gross misconduct is defined as (i) fraud, misappropriation or embezzlement; (ii) engaging in conduct that is demonstratively and materially injurious to the Company; (iii) gross or intentional neglect of duties or responsibilities as an employee; or (iv) gross or intentional violation of the Company’s policies and procedures; or

b.	You render services, directly or indirectly, to any third party engaged in competition with the Company.

3.	Transfer Restrictions: Your restricted stock award shall not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the vesting or restriction period described in this Award Agreement.

4.	Vesting Period: Your award of restricted stock will ordinarily vest upon the third anniversary date of such award assuming the following Committee approved performance objectives have been satisfied for the three-year performance period beginning January 1, 2005 and ending on December 31, 2007:

Performance Objective	Weighting
Return on Invested Capital (ROIC)	40%

Key Performance Objectives (KPO)

Reduction in Selling, General and Administrative Expense (as a percent of sales)	20%
Total procurement savings (net of inflation)	20%
Revenue from New Products (with increased product margins)	20%

The determination whether theses objectives have been satisfied shall be made by the Committee in its sole discretion. Depending on the level of performance achieved, all or a portion of your award may be adjusted to reflect actual performance achieved.

5.	Termination of Employment: If you terminate employment before expiration of the vesting period or the successful completion of the performance objectives (as determined by the Committee), the award shall be forfeited and all rights to such award shall terminate; provided, however, that if your termination is due to death, disability or normal retirement (subject to Committee approval), the Committee may in its sole discretion determine the extent to which the performance objectives have been satisfied and waive or all a portion of such restrictions, resulting in possible accelerated vesting of all or a portion of your restricted stock award.

6.	Change of Control: Notwithstanding the provisions of paragraph 5 above, your award shall also vest in the event of a “qualifying termination” of employment following a “Change of Control” of the Company (other than a “Merger of Equals”).

For this purpose, but subject to more specific definitions provided in the Plan:

“Qualifying Termination” generally means (x) involuntary actual termination of employment, absent cause, or (y) constructive termination (e.g., material reduction in position and duties, relocation, reduction in base salary and other reductions in benefit or compensation opportunities as set forth in the MeadWestvaco Restricted Stock Plan, as amended) within two-years following a “Change of Control” (other than a “Merger of Equals”).

Change of Control” generally means (A) an acquisition of 20% of stock or voting rights, (B) a contested change in a majority of the Company’s board or (C) consummation of certain business combinations (e.g., mergers or asset sales) unless (i) 60% or more of the stock and voting rights are retained by Company; (ii) a majority of the surviving company board were members of the Company’s board, and (iii) no new shareholder owns 20% or more of the stock of the resulting corporation, or (D) shareholder approval of a complete liquidation of the Company.

“Merger of Equals” generally means a business combination which during the first year after the combination, (A) at least 50% of the members of the continuing board were members of the Company’s board and either (B) the CEO position in the surviving company is occupied by an employee of the Company before the combination or, (C) a majority of the leadership positions reporting directly to the CEO of the surviving company are occupied by individuals employed by the Company before the business combination.

7.	Voting and Dividend Rights: While the Company will hold the certificate evidencing these shares until the end of the applicable vesting and restriction periods, you do have both dividend and voting rights with respect to these shares.

8.	Tax Consideration: Under Section 83 of the Internal Revenue Code, you will not realize any taxable income until restrictions on the shares lapse. At the time the restrictions lapse, you will realize ordinary taxable income in an amount equal to the fair market value of the shares at that time. Although you may file an election under Section 83(b) to be taxed at the time the shares are granted, it is important to note that if you subsequently forfeit the shares (because, for example, you terminate your employment or the performance criteria have not been satisfied), you will not be entitled to a deduction as a result of the forfeiture. You should also be aware that a tax withholding obligation must be satisfied at the time that you incur tax with respect to the shares. Dividends on restricted shares will be treated as ordinary taxable income to you. Because these dividends are compensation income, they will be subject to withholding during the restriction period unless a Section 83(b) election is in effect. Please note that a Section 83(b) election must be filed with the Internal Revenue Service (with a copy to MeadWestvaco’s Tax Department) within thirty (30) days of the restricted stock grant. Before doing so, you should consult with your individual tax advisor. A sample form is attached to this agreement for this purpose.

By your signature and the Company’s signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company’s Restricted Stock Plan, as amended.

MEADWESTVACO CORPORATION	Date

Insert Employee Name.	Date

Sample Form 83(b) Election Form attached